EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Jon Puckett Vice President Investor Relations Affiliated Computer Services, Inc. 214-841-8281 jon.puckett@acs-inc.com	Lesley Pool Senior Vice President/Chief Marketing Officer Affiliated Computer Services, Inc. 214-841-8028 lesley.pool@acs-inc.com

ACS Announces New Board Member;
Robert Holland, Former U.S. Executive Director of the World Bank,
Joins ACS Board of Directors

DALLAS, TEXAS: January 24, 2007 – Affiliated Computer Services, Inc. (NYSE: ACS), a premier provider of business process outsourcing and information technology solutions, announced today that the ACS Board of Directors has elected Robert B. Holland, III, to its Board of Directors effective immediately.

Darwin Deason, Chairman of the ACS Board of Directors said, “We are extremely pleased that Bob Holland is joining our Board. He is a very talented corporate executive and his broad international experience, including his most recent experience as U.S. Executive Director of the World Bank, will be invaluable to ACS as we continue to expand our global client base. We look forward to the significant contributions Bob will make to our Board.”

Mr. Holland, 54, represented the United States on the Board of Directors of the World Bank from 2002 through 2006. The World Bank provides financial, technical, and economic development assistance to developing countries and includes 184 member countries. In his position as U.S. Executive Director, Mr. Holland was involved in the loan approval, investments, country assistance strategies, budgets, audits, and business plans of the World Bank, including coordination of its activities with the International Monetary Fund, U.S. Treasury Department, U.S. State Department, and the National Security Council. His experience included involvement with World Bank projects and foreign government finance and other ministries around the world. Mr. Holland also served on the Audit Committee of the World Bank during his tenure and was confirmed as an audit committee financial expert.

Mr. Holland was managing partner of Texas Limited, a private consulting and investment partnership, from 1999 until 2002. From 1993 through 1999 he held various executive positions with Triton Energy Limited, a NYSE-listed international exploration company operating on every continent, including the positions of General Counsel, Chief Operating Officer, and Chief Executive Officer. Mr. Holland was a partner with Jackson Walker, LLP through 1994.

He previously served on the Board of Directors of TCA Cable TV, Inc., a NYSE-listed company, until its sale to Cox Communications in 1999. He also currently serves on the Board of Directors of Max Petroleum, plc, a London Stock Exchange-listed company, and is Chairman of the Audit Committee. Mr. Holland earned his undergraduate degree in Economics from Stanford University in 1974 and his law degree from the University of Texas Law School in 1977.

The ACS Board of Directors has determined that Mr. Holland is an independent director under the NYSE-listing standards and the Company’s published director independence guidelines. The addition of Mr. Holland to the Board increases the size of the ACS Board to eight members, including five independent directors.

ACS, a global FORTUNE 500 company with 58,000 people supporting client operations reaching 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including our most recent filing. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.